Exhibit 99.1
For Immediate Release
MasTec’s Second Quarter 2009 Net Income Grows 21% on 27% Revenue Increase
          -Revenue Increased 27% to $388 Million
          -Net Income Increased 21% to $19 Million
          -EBITDA Increased 36% over Prior Year
          -Year to Date Cash Provided by Operating Activities Increased 277% to $52 Million
Coral Gables, FL (July 29, 2009) — MasTec, Inc. (NYSE: MTZ) today announced that revenue for the quarter ended June 30, 2009 increased 27% to $388 million and net income increased 21% to $19.0 million or $0.25 per diluted share compared with revenue of $305 million and net income of $15.7 million, or $0.23 per diluted share for the prior year quarter.
The Company continued to focus on margin improvement and cost containment. Second quarter gross margin improved again, up 50 basis points to 15.4% from 14.9% from the previous year’s quarter. The margin for earnings before interest, taxes, depreciation and amortization, or EBITDA, increased to 9.3% for the quarter just ended, up from 8.7% in the second quarter of 2008.
As a result of the improved financial performance and the recently completed convertible note issue, MasTec’s balance sheet and cash flow from operations remained strong. At the end of the second quarter, the Company had $198 million in cash, cash equivalents, securities available for sale and availability on our bank line of credit, up from $131 million in the first quarter. Net debt, total debt less cash and cash equivalents, at the end of the quarter was $235 million, compared with $257 million at the end of 2008.
Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “We had an excellent second quarter, in spite of a difficult economic environment. While we are extremely well positioned for what we believe will be significant opportunities, 2009 will be more challenging than we initially projected. While we expect the activity to increase in the second half of the year, we have tempered our expectations. Continued tight credit markets and delays in the Federal government finalization of stimulus plan regulations, coupled with delays in application procedures for stimulus related grants, tax credits and loan guarantees have delayed projects and caused many of our customers to defer capital expenditures.”
Mr. Mas continued, “We have bid on a tremendous amount of wind and other projects in recent weeks. We have been pleased with our win rate, but have been disappointed by the large number of recent project deferrals into 2010, which have obviously had an impact on our expectations for the balance of 2009. However, these deferrals are setting up 2010 for what could be an unprecedented year of opportunity for MasTec. In combination with expected growth in transmission line, wireless and broadband projects next year, we believe that we will soon enter a period of significant multi-year revenue and margin strength.”

Primarily because of the wind project delays, MasTec’s 2009 guidance is being revised for the remainder of the year, with revenue of approximately $1.6 billion for the year and earnings of $0.85 per share. Earnings per diluted share for the year is negatively impacted by large increases in the non-cash amortization expense for acquisition-related intangible assets and by a large increase in the mostly non-cash book tax rate.
Revenue for the third quarter of 2009 is expected to be approximately $425 million, with earnings per diluted share of $0.25.
Our guidance assumes a continued difficult economy and does not include any additional impact of our legacy litigation or any mark-to-market valuation adjustments on auction rate securities, either positive or negative.
Management will hold a conference call to discuss results of operations for the quarter ended June 30, 2009 on Thursday, July 30, 2009 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-1412 and the replay number is (719) 457-0820, with a pass code of 3340079. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.
Summary financials for the quarters are as follows:
Condensed Unaudited Consolidated Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended
	June 30,
	2009	2008

Revenue	$387,854	$305,034
Costs of revenue, excluding depreciation and amortization	328,047	259,561
Depreciation and amortization	10,744	6,579
General and administrative expenses, including non-cash stock compensation expense of $1,068 in 2009 and $1,105 in 2008	24,654	19,404
Interest expense, net of interest income	5,780	3,656
Other income, net	(745)	(394)

Income from continuing operations before income taxes	19,374	16,228
Income taxes	383	407

Income from continuing operations	18,991	15,821

Loss from discontinued operations, net of tax	—	(85)

Net income	$18,991	$15,736

Basic net income per share:
Continuing operations	$0.25	$0.23
Discontinued operations	—	—

Total basic net income per share	$0.25	$0.23

Basic weighted average common shares outstanding	75,662	67,207

Diluted net income per share:
Continuing operations	$0.25	$0.23
Discontinued operations	—	—

Total diluted net income per share	$0.25	$0.23

Diluted weighted average common shares outstanding	81,963	68,182

Condensed Unaudited Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2009	2008

Assets
Total current assets	$430,168	$439,365
Property and equipment, net	150,308	158,013
Goodwill and other intangibles, net	420,311	420,604
Deferred taxes, net	12,252	25,165
Securities available for sale	22,805	20,580
Other assets	28,811	27,170

Total assets	$1,064,655	$1,090,897

Liabilities and Shareholders’ Equity
Current liabilities	$262,093	$334,048
Other liabilities	25,220	26,305
Long-term debt	297,456	287,454
Total shareholders’ equity	479,886	443,090

Total liabilities and shareholders’ equity	$1,064,655	$1,090,897

Condensed Unaudited Consolidated Statements of Cash Flows
(In thousands)

	For the Six Months
	Ended June 30,
	2009	2008
Cash flows from operating activities:
Net cash provided by operating activities	$52,409	$13,896
Net cash used in investing activities	(26,496)	(60,753)
Net cash provided by financing activities	5,164	19,531

Net increase (decrease) in cash and cash equivalents	31,077	(27,326)
Net effect of currency translation on cash	57	(7)
Cash and cash equivalents — beginning of period	47,263	74,288

Cash and cash equivalents — end of period	$78,397	$46,955

Reconciliation of Non-GAAP Disclosures-Unaudited
(In millions, except for percentages and per share data)

	Three Months Ended		Three Months Ended
	June 30, 2009		June 30, 2008
EBITDA Reconciliation	Total	EBITDA Margin	Total	EBITDA Margin
GAAP Net income	$19.0	4.9%	$15.7	5.2%

Loss from discontinued operations	—	0.0%	0.1	0.0%
Interest, net	5.8	1.5%	3.6	1.2%
Taxes	0.4	0.1%	0.4	0.1%
Depreciation and amortization	10.7	2.8%	6.6	2.2%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$35.9	9.3%	$26.4	8.7%

	Years Ended
EBITDA Reconciliation	2009E	2008
GAAP Net Income	$66	$66
Loss from discontinued operations, net of taxes	—	1
Interest, net	22-24	14
Income tax provision	12-14	1
Amortization	8-10	4
Depreciation	32-36	24

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	$140-150	$110

Tables may contain slight summation differences due to rounding
MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of utility and communication infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, which may, among other things, cause our revenues, margins and earnings per share to differ from that projected. Such risks, uncertainties and assumptions may include further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to retain qualified personnel and key management from acquired businesses and integrate acquisitions with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisition at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband expansion and related projects and expenditures; our ability to attract and retain qualified managers and skilled employees; increases in fuel, maintenance, materials, labor and other costs; any liquidity issues related to our securities held for sale; material changes in estimates for legal costs or case settlements; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes and any future loans or securities; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions or conversions of convertible notes or other stock issuances, the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.

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